CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We have issued our report dated December 23, 2009, with respect to the statement of assets and liabilities of ACAP Strategic Fund contained in the Statement of Additional Information, which is a part of this Pre-effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-160653) and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption, "Independent Registered Public Accounting Firm" in the Statement of Additional Information.





/s/Grant Thornton LLP
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New York, New York
December 30, 2009